PROSPECTUS SUPPLEMENT

(To Prospectus dated April 22, 2004)

Filed pursuant to Rule 424B(2)

Registration No. 333-114393

$275,000,000

Consolidated Edison Company of New York, Inc.

4.70% Debentures, Series 2004 C due 2009

This is a public offering by Consolidated Edison Company of New York, Inc. of $275,000,000 of Series 2004 C Debentures due June 15, 2009.

Interest on the Debentures is payable on December 15, 2004 and thereafter semi-annually on June 15 and December 15 in each year. We may redeem some or all of the Debentures at any time as described in this prospectus supplement.

The Debentures will be unsecured obligations and rank equally with our other unsecured debt securities that are not subordinated obligations. The Debentures will be issued only in registered form in denominations of $1,000.

Investing in the Debentures involves risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Initial Public Offering Price	99.991%	$274,975,250
Underwriting Discount	0.600%	$1,650,000
Proceeds, before expenses, to the Company	99.391%	$273,325,250

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from June 17, 2004 and must be paid by the purchaser if the Debentures are delivered after June 17, 2004.

The underwriters expect to deliver the Debentures to purchasers through The Depository Trust Company on or about June 17, 2004.

Joint Book-Running Managers

HSBC	JPMorgan

Mellon Financial Markets, LLC

Loop Capital Markets, LLC	Ramirez & Co.

June 14, 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

IN THIS PROSPECTUS SUPPLEMENT, THE “COMPANY” AND “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. IN ADDITION, WE REFER TO THE 4.70% DEBENTURES, SERIES 2004 C DUE 2009 AS THE “DEBENTURES.”

THE COMPANY

The Company, incorporated in New York State in 1884, is a subsidiary of Consolidated Edison, Inc. Our principal executive offices are located at 4 Irving Place, New York, New York 10003. Our telephone number is (212) 460-4600.

The Company provides electric service in all of New York City (except part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than 8 million. We also provide gas service in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in part of Manhattan.

RISK FACTORS

Please read the Risk Factors section beginning on page 3 of the accompanying prospectus.

USE OF PROCEEDS

The net proceeds to be received by the Company from the sale of the Debentures is expected to be applied to redeem the Company’s outstanding $275 million of 7.35% Public Interest NotES, (7.35% Debentures, Series 1999), due 2039.

DESCRIPTION OF DEBENTURES

General

The Debentures will mature on June 15, 2009. We may redeem the Debentures prior to maturity as set forth below. Additional information describing the Debentures and the Indenture under which they are to be issued is included in “Description of Securities” in the prospectus.

Interest

We will pay interest on the Debentures at the rate per annum stated on the first page of this prospectus supplement. Interest will accrue from June 17, 2004 or from the most recent interest payment date to which interest has been paid. Interest is payable on December 15, 2004 and thereafter semi-annually on June 15 and December 15 in each year to holders of record at the close of business on the last day, whether or not a business day, of the calendar month next preceding such interest payment date, except as otherwise provided in the Indenture.

Redemption at Our Option

We may redeem the Debentures in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, plus, in either case, accrued interest on the principal amount being redeemed to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Debentures being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc., their respective successors, and two other primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Debentures to be redeemed.

Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Book-Entry Only

The Debentures will be issued only in book-entry form through the facilities of The Depository Trust Company (the “Depositary”) and will be in denominations of $1,000. The Debentures will be represented by a single global security (the “Global Security”) and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts. By doing so, the Depositary eliminates the need for physical movement of securities. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depositary. The Depositary is also owned by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

Upon the issuance of the Global Security, the Depositary will credit its participants’ accounts on its book-entry registration and transfer system with their respective principal amounts of the Debentures represented by such Global Security. The underwriters designate which participants’ accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary’s participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants) and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the Debentures.

So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

Conveyance of notices and other communications by the Depositary to its participants and by its participants to persons, including beneficial owners, that hold interests through such direct or indirect participants will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor its nominee will consent or vote with respect to the Debentures. Under its usual procedures, the Depositary mails an omnibus proxy to the Company as soon as possible after the record date. The proxy assigns the nominee’s consenting or voting rights to those participants to whose accounts the Debentures are credited on the record date.

Redemption notices shall be sent to the Depositary. If less than all of the Debentures are being redeemed, the Depositary’s practice is to determine by lot the amount of each participant’s interest in the issue to be redeemed.

Principal and interest payments on Debentures registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debentures. None of the Company, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the Depositary for the Debentures or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debentures as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debentures in definitive form in exchange for the entire Global Security representing such Debentures. An owner of a beneficial interest in such Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations that are integral multiples of $1,000.

UNDERWRITING

HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and representatives of the underwriters named below (the “underwriters”). Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell the Debentures to the underwriters, and the underwriters have severally agreed to purchase, the respective principal amounts of the Debentures set forth after their names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Debentures if any are purchased.

Underwriter	Principal Amount of Series 2004 C Debentures
HSBC Securities (USA) Inc.	$123,750,000
J.P. Morgan Securities Inc.	123,750,000
Mellon Financial Markets, LLC	16,500,000
Loop Capital Markets, LLC	5,500,000
Samuel A. Ramirez & Co., Inc.	5,500,000

Total	$275,000,000

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised the Company that they propose to offer the Debentures in part directly to the public at the public offering prices set forth on the cover page of this prospectus supplement, and in part to certain securities dealers at such prices less a concession not to exceed 0.350% of the principal amount of the Debentures. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.225% of the principal amount of the Debentures, to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

The Debentures are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Debentures or that an active public trading market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

In connection with this offer, HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of Debentures than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while this offering is in progress.

The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased Debentures sold by or for the account of that underwriter in stabilizing or short covering the transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Company expects to have an estimated $200,000 of expenses in connection with this offering.

The underwriters and their affiliates have engaged in, and may in the future engage in, various general financing and banking transactions with us and our affiliates.

Certain of the underwriters will make Debentures available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between certain of the underwriters and their customers and is not a party to this offering. MarketAxess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions conducted through the system. Certain of the underwriters will make Debentures available to customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

PROSPECTUS

Consolidated Edison Company of New York, Inc.

Debt Securities

We may offer and sell up to $825,000,000 of our unsecured debt securities. We will establish the specific terms of each series of our debt securities, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in our debt securities.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS

PROSPECTUS IS ACCURATE OR COMPLETE.

ANY REPRESENTATION TO THE CONTRARY

IS A CRIMINAL OFFENSE.

We will offer and sell our debt securities through one or more underwriters. We will set forth in the related prospectus supplement the name of the underwriters, the discount or commission received by the underwriters from us as compensation, our other expenses for the offering and sale of the debt securities, and the net proceeds we receive from the sale. See “Plan of Distribution.”

The date of this Prospectus is April 22, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a “shelf” registration process. By using this process, we may offer up to a total dollar amount of $825,000,000 of our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

References in this prospectus to the terms “we,” “us” or other similar terms mean Consolidated Edison Company of New York, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison of New York.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our debt securities. See “Where You Can Find More Information,” below. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. Risk factors that may affect us and the value of the debt securities include:

Our Results of Operations Are Weather Sensitive – Our results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity, gas and steam and can affect the price of energy commodities.

Our Rate Plans Are For Limited Periods – We have rate plans approved by the New York State Public Service Commission that cover the rates we can charge our customers. Rates charged to customers generally may not be changed during the respective limited terms of the rate plans other than for the recovery of energy costs and limited other exceptions. As a result, these rate plans do not reflect all of the increased construction and other costs that have been experienced since the date the rate plans became effective. The approval of new rate plans or changes to existing rate plans may have a significant effect on our results of operations and financial condition. The current rate plans and any material matters relating to potential rate changes are described in the information incorporated by reference in this prospectus.

We Are Subject To Complex Government Regulations – In addition to regulation of rates, our operations are subject to extensive federal and state regulation that requires numerous permits, approvals and certificates from various federal, state and local governmental agencies. We must also comply with environmental and other laws and regulations. New laws or regulations or the revision or reinterpretation of existing laws or regulations may adversely affect us.

We Are Exposed To Material Liabilities Relating To Hazardous Substances – Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of our operations and are present in facilities and equipment currently or previously owned by us. Our exposure to material liabilities relating to hazardous substances is described in the information incorporated by reference in this prospectus.

Our Parent Company Is Engaged In A Material Legal Proceeding With Northeast Utilities – In 2001, Consolidated Edison, Inc. (Con Edison), which owns all of our common stock, sued Northeast Utilities to recover damages from breach of their merger agreement and to seek the court’s declaration that Con Edison had no further obligations under the merger agreement. Northeast Utilities alleges Con Edison. Breached the merger agreement and is pursuing a counter-claim against it for damages in excess of $1.2 billion. There are also claims by purported classes of Northeast Utilities shareholders seeking damages from Con Edison that it believes to be substantially duplicative of those sought by Northeast Utilities. These legal proceedings are described in the information incorporated by reference in this prospectus.

Our Pension and OPEB Costs Are Subject to Fluctuation Based on the Performance of the Financial Markets – Our cost to provide pension and other post-employment benefits is subject to fluctuation when actual experience, most notably return on plan assets, varies from assumptions used in actuarial calculations. In recent years, this cost has been negative (resulting in a credit to, and increase in, net income), primarily because of the amortization of previous years’ net investment gains on plan assets. However, there were significant net investment losses on plan assets in some recent years that will increase our costs in 2004 and subsequent years. The investment of our plan assets is described in the information incorporated by reference in this prospectus.

Our Financial Statements Reflect the Application of Critical Accounting Policies – The application of our critical accounting policies reflect complex judgments and estimates. These policies, which are described in the information incorporated by reference in this prospectus, include industry specific accounting applicable to regulated public utilities and accounting for pensions and other post-retirement benefits and contingencies. The adoption of new generally accepted accounting policies or changes to current accounting policies or interpretations of such policies may materially affect our results of operations and financial condition.

Changes In Our Ratings May Have A Negative Impact On Us – Our commercial paper and unsecured debt are rated by Moody’s Investors Services, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. These ratings impact our cost of funds. Our current ratings are included in the information incorporated by reference in this prospectus.

Our Revenues And Results Of Operations Are Subject To Risks That Are Beyond Our Control – The cost of repairing damage to our facilities and the potential disruption of our operations due to storms, natural disasters, wars, terrorist acts and other catastrophic events may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the New York or United States economy. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues and earnings and limit our future growth prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission’s Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 233 Broadway, Suite 1300, New York, New York 10279, and at its Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330.

The Commission allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus is completed, provided, however, that we are not incorporating any information furnished under Items 9 or 12 of any Current Report on Form 8-K:

•	Con Edison of New York’s Annual Report on Form 10-K for the year ended December 31, 2003, and

•	Con Edison of New York’s Current Report on Form 8-K, dated January 22, 2004.

This prospectus is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission’s Public Reference Section or through its Web site.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-4502).

CON EDISON OF NEW YORK

Con Edison of New York, incorporated in New York State in 1884, provides electric service to its approximately 3 million electric customers in New York City (except part of Queens) and most of Westchester County, New York. Con Edison of New York also provides gas service to over one million customers in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in part of Manhattan. All of the outstanding common stock of Con Edison of New York is owned by Consolidated Edison, Inc. (which we refer to herein as Con Edison).

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the debt securities for general corporate purposes, including, among others:

•	Repayment of short term debt,

•	Repurchase, retirement or refinancing of other securities, and

•	Funding of construction expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Con Edison of New York’s ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2003	2002	2001	2000	1999
3.4	3.4	3.7	3.2	4.2

The ratio of earnings to fixed charges has been computed based upon net income plus Federal income tax, Federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals.

DESCRIPTION OF SECURITIES

The debt securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison of New York and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996, (the Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part. Con Edison of New York may also enter into one or more additional indentures with other trustees with respect to certain of the debt securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which debt securities will be issued.

The debt securities will be unsecured general obligations of Con Edison of New York ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison of New York issued under the Indenture that are not subordinated obligations of Con Edison of New York (“Subordinated Securities”) and the unsecured promissory notes of Con Edison of New York issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

There is no requirement that future issues of debt securities of Con Edison of New York be issued under the Indenture, and Con Edison of New York will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of securities, in connection with future issues of such other debt securities.

The Indenture does not specifically restrict the ability of Con Edison of New York to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison of New York or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison of New York, the payment of dividends by Con Edison of New York or the acquisition by Con Edison of New York of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison of New York to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison of New York must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the debt securities offered and other unsecured debt securities of Con Edison of New York, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison of New York.

Reference is made to the prospectus supplement relating to the debt securities offered for any of the following terms not provided herein:

(1)	the title of the debt securities;

(2)	the aggregate principal amount of the debt securities;

(3)	the percentage of the principal amount representing the price for which the debt securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)	if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)	the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

(9)	the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison of New York;

(10)	the obligation, if any, of Con Edison of New York to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid pursuant to such obligation;

(11)	whether the debt securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;

(15)	the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the debt securities prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison of New York may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture (see “Subordination”); and

(18)	any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

Con Edison of New York may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison of New York, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison of New York may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

In the event (a) of any distribution of assets of Con Edison of New York in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison of New York, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison of New York, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

“Senior Indebtedness” means all indebtedness of Con Edison of New York for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison of New York. (Section 15.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison of New York may issue. As of December 31, 2003, approximately $5.7 billion of Senior Indebtedness was outstanding.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison of New York. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison of New York anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison of New York, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison of New York expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison of New York also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison of New York within 90 days, Con Edison of New York will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison of New York may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison of New York so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison of New York and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security.

Payments and Paying Agents: Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, 101 Barclay Street, Stock Transfer Division, New York, New York 10286. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison of New York to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison of New York and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison of New York for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison of New York, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison of New York’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison of New York.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison of New York and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)	failure to perform any other covenant of Con Edison of New York in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison of New York is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison of New York in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison of New York as if it were not Trustee under the Indenture. (Section 7.04)

JPMorgan Chase Bank, which is the Trustee under the Indenture, is a participating bank under Con Edison of New York’s revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison of New York in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison of New York, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison of New York will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

PLAN OF DISTRIBUTION

Con Edison of New York will offer the debt securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to the offering of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of such debt securities under circumstances entitling it to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (1) entitle the underwriters to indemnification by Con Edison of New York against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such debt securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison of New York in the ordinary course of business.

In connection with an offering made hereby, the underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from Con Edison of New York. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters if such debt securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the debt securities will be as set forth in the prospectus supplement relating to the offering of the debt securities.

LEGAL MATTERS

The validity of the debt securities and certain other related legal matters will be passed upon for Con Edison of New York by Peter A. Irwin, Esq., Vice President, Legal Services. Certain legal matters in connection with the debt securities will be passed upon for the underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine LLP has from time to time performed legal services for affiliates of Con Edison of New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Con Edison of New York’s Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.